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Exhibit 10.9

FORM OF
NORTH COAST—EXCO
DEEP RIGHTS FARMOUT AGREEMENT

        THIS AGREEMENT, made and entered into this            day of                        , 2007, and between NORTH COAST ENERGY, LLC, a Delaware limited liability company, having a mailing address of One GOJO Plaza, Suite 325, Akron, Ohio 43411, as Farmor, and EXCO APPALACHIA, INC., a Delaware corporation, having a mailing address of 12377 Merit Drive, Suite 170, LB 82, Dallas, Texas 75251, hereinafter referred to as "Farmee",

WITNESSETH:

        WHEREAS, Farmor controls 192,000 gross acres, more or less, located in the Counties of Barbour, Preston, Taylor and Upshur, West Virginia and the Counties of Allegheny, Armstrong, Cambria, Cameron, Centre, Clarion, Clearfield, Clinton, Fayette, Indiana, Jefferson, McKean, Washington and Westmoreland, Pennsylvania as generally described on Exhibit A, which is attached hereto and specifically made a part hereof; and

        WHEREAS, it is the mutual desire of the parties hereto that Farmee may commence a drilling program for oil and natural gas purposes on said Acreage under the terms, conditions, reservations and stipulations as set out herein.

        NOW, THEREFORE, in consideration of the sum of TWO HUNDRED FIFTY THOUSAND ($250,000.00) DOLLARS and other valuable consideration paid by Farmee to Farmor, the receipt of which is hereby acknowledged as well as the benefits accruing or expected to accrue from the covenants herein contained, the parties hereto for themselves, their heirs, administrators, successors and assigns, do mutually covenant and agree as follows:

(1).  Definitions

    A)
    Acreage—shall mean the acreage embodied in those certain Oil and Gas Lease Agreements dedicated to this Agreement and listed and described on Exhibit A, which is attached hereto and specifically made a part hereof, and all acreage acquired by Farmor situated in the previously mentioned Counties of West Virginia and Pennsylvania and any acreage acquired by Farmor and its affiliates in the Counties of Potter, Somerset and Elk, Pennsylvania during the term of this Agreement relative to formations lying below the base of the Elk Group.

    B)
    Designated Depth—shall mean a vertical or horizontal Well designed to reach a total depth lying below the base of the Elk Sequence.

    C)
    Commence Drilling—shall mean actual spudding of the Well and continuing to proceed drilling diligently to the Designated Depth.

    D)
    Well—oil or gas well or a combination oil and gas well.

    E)
    Drill Site—shall be the Acreage upon which a Well is drilled pursuant to this Agreement is located.

    F)
    Earned Acreage—the number of acres in the configuration described in Paragraph (9). assigned by Farmor to Farmee.

(2).  Term

        The initial primary term of this Agreement shall be for a period of two (2) years from the date hereof. The initial primary term may be extended, at the sole and exclusive election of Farmee, for an additional term of two (2) years by Farmee giving written notice to Farmor of its election to extend the initial primary term for an additional two (2) years and Farmee paying to Farmor the sum of TWO HUNDRED FIFTY THOUSAND ($250,000.00) DOLLARS at least 30 days prior to the expiration date of the initial primary term.

        Farmor and Farmee acknowledge and agree that Farmee has the right to drill either a vertical or horizontal Well or Wells designed to reach the Designated Depth but is under no obligation to drill such Well or Wells. Farmee agrees to utilize its best efforts to complete and place on production any Well drilled by Farmee hereunder within three (3) months of reaching the Designated Depth if, in the sole and exclusive opinion of Farmee, oil and/or gas can be produced from such Well in paying quantities. At the end of the initial primary term or the extension thereof, as discussed hereinabove, all unearned Acreage shall automatically be released from and no longer subject to this Agreement. It is further understood that any unleased oil and gas interests in the Acreage described in Exhibit A, that are acquired by Farmee during the term of the Agreement, shall be subject to this Agreement as if such leased oil and gas interests were acquired by Farmor.

(3).  Title to Acreage

        Farmor does not implicitly or expressly warrant title to the Acreage.

        Farmee agrees to furnish Farmor with a true copy of the respective Certificate of Title evidencing free and marketable title to the Drill Site. The Certificate of Title shall be furnished to Farmor at the address set forth in Paragraph (5). at least ten (10) days prior to Farmee commencing drilling operations relating to any Well drilled hereunder.

        Farmor makes no warranty as to the presence of gas and/or oil in this Acreage, nor to the ownership of control thereof, and Farmee shall assume the risk of proving title. Farmee shall diligently defend against any and all challenges to any and all leases and/or rights subject to this Agreement. Farmor expressly reserves the right to remove from this Agreement any lease(s) and/or rights that Farmee shall fail to so defend.

        All interests, reservations and rights of Farmor in and to the lands described in Exhibit A and the production therefrom shall extend not only to the oil and gas leasehold acquired by Farmor, but also to any and all extensions or renewals of said oil and gas lease (or leases) which may be acquired by Farmor or Farmee. The term "extensions" of the aforesaid oil and gas lease (or leases) as used herein shall be deemed to include, but not by way of limitation, any agreement or agreements of whatsoever character acquired by Farmee under, or by virtue of which said oil and gas leases are continued in force. The term "renewals" of the aforesaid oil and gas lease (or leases) as used herein shall be deemed to include, but not by way of limitation, any lease or leases acquired by Farmee on all or part of the lands described in Exhibit A within twelve (12) months from the date of termination or expiration of said lease (or leases) or any extensions or renewals thereof.

(4).  Performance of Lease Terms

        Farmee agrees to perform and faithfully carry out all the terms, provisions, and obligations contained in the subject lease(s), including all express or implied covenants pertaining thereto, insofar as the same are applicable to the Acreage dedicated to this Agreement with the exception of delay rental and/or shut-in payments which shall remain the duty and obligation of Farmor.

        Farmee agrees to indemnify and hold Farmor harmless from any and all matters arising out of Farmee's operations on the Acreage and to protect and preserve said Acreage from any and all liens, claims, judgments and demands whatsoever.

(5).  Notices and Well Information

    A)
    Well Information—All Well data, information, drilling and Well notices, electric logs, mud logs and so forth relating to each Well drilled hereunder shall be forwarded by Farmee to Farmor at the address indicated below. The respective Well data and Well information shall be held confidential by Farmee and Farmor for a period of one year after each Well is completed, except as required by applicable laws and regulations, unless written consent is obtained by the party desiring to disclose such Well data and Well information to a third party. However, either party may show the Well data and Well information to its consultants for analysis and interpretation or to reputable financial institutions.

    B)
    In General—All notices, payments or other correspondence provided for in this Agreement shall be as follows:

Farmor

Wendy Straatmann
 NORTH COAST ENERGY, LLC
One GOJO Plaza, Suite 325
Akron, Ohio
Telephone: 330.525.8500
Facsimile: 330.252.0119

Farmee

Mr. Richard Hodges
 EXCO APPALACHIA, INC.
12377 Merit Drive, Suite 1700 LB 82
Dallas, Texas 75251
Telephone: 214.368.2084
Facsimile: 214.368.2087

Either party may change the address to which notices are to be sent by giving written notice with pertinent details to the other party pursuant to this Paragraph (5).

(6).  Taxes

        Each party hereto shall be responsible and liable for its taxes relating to the improvements on the property and the production associated therewith.

(7).  Reservations

    A)
    Access—Farmor reserves the right of ingress, egress and regress over said Acreage in addition to reserving the right to use any roadways or rights-of-way located now or in the future on the Acreage. The cost sharing of the road maintenance and up keep shall be mutually agreed upon by the parties hereto on a case by case basis.

    B)
    Operations—Farmor reserves the right at all times for itself, its agents and representatives, to inspect Farmee's operations.

    C)
    Farmor shall EXCEPT AND RESERVE unto itself, its successors, administrators and/or assigns, in each respective Assignment to Farmee, an Overriding Royalty Interest of 3% of 8/8ths. In the event such excepted and reserved Overriding Royalty Interest reduces Farmee's net revenue interest in the Acreage embodied herein to less than an 81.25% net revenue interest, Farmor agrees to reduce such Overriding Royalty Interest appropriately. However, in no such event shall said Overriding Royalty Interest be less than 1.00%. Such Overriding Royalty Interest shall be proportionately reduced based on the Acreage contributed by Farmor and the aggregate acreage embodied in each drilling unit and shall be free and clear of all costs and expenses associated with the drilling, completion, operation, transportation, and marketing thereof, except applicable, Federal, state, county and local taxes.

    D)
    Farmee agrees to pay to Farmor, at least ten (10) days prior to the commencement of drilling any Well drilled on the Acreage subject to this Agreement, a location fee of Seven Thousand Five Hundred ($7,500.00) Dollars, proportionately reduced to Farmor's acreage included in each drilling unit.

    E)
    The parties hereto acknowledge and agree that Acreage dedicated to this Agreement is limited to only those certain geologic formations lying below the base of the Elk Group and that all geologic formation lying above the base of the Elk Group are specifically EXCEPTED AND RESEREVD from the operation of this Agreement.

(8).  Seismic Data and Information

        Farmee may, at its sole and exclusive election, acquire seismic information pertaining to the Acreage. The costs and expenses relating to such seismic acquisition shall be borne solely by Farmee.

(9).  Assignment

        Farmor shall, upon completion of each Well drilled hereunder and upon receipt of all the necessary information pertaining to said Well, as discussed in Paragraph (5). A) hereinabove, assign to Farmee the following:

For a Vertical Well.

        All of Farmor's Acreage lying within a 1,500' radius of the respective Well bore.

For a Horizontal Well

        All of Farmor's Acreage lying within a rectangular shape the length of which shall be the horizontal length of the Well plus 600' added to the total length thereof, allocated to the rectangle at the discretion of Farmee, and having a width of 3,000' with the horizontal Well dissecting such width.

        Said Assignment shall be made without representation or warranty of title, either expressed or implied, and shall be effective as to only the producing formation or formations and shall be made pursuant to the terms, conditions, stipulations and restrictions contained herein.

        Such assigned Acreage shall be free and clear of all liens and encumbrances created by or through Farmor.

(10). Default

        In the event Farmor considers Farmee has not complied with any of its obligations hereunder, either expressed or implied, Farmor shall notify Farmee in writing setting out specifically in what respects Farmee has breached this Agreement. Farmee shall have 30 days after receipt of such notice in which to meet or commence to meet all or any part of its breaches alleged by Farmor. The service of said notice shall be precedent to the bringing of any action by Farmor for any cause and no such action shall be brought until the lapse of 30 days after notice of service on Farmee. Neither the service of said notice nor the doing of any acts by Farmee aimed to meet all or any part of the alleged breaches shall be deemed an admission or presumption that Farmee has failed to perform all of its obligations hereunder.

        If Farmee fails to comply with any of the provisions of this Agreement, Farmor may, at its option, in addition to any other remedy available at law or equity, terminate this Agreement.

        In the event Farmor terminates this Agreement, Farmee shall retain only the Acreage or portions thereof on which is situate a producing oil and/or gas Well and the Acreage or portions thereof upon which Farmee is then currently drilling or completing a Well or Wells.

(11). Abandonment

        Farmee shall not at any time plug and abandon any Well without first giving Farmor thirty (30) days written notice at the address set forth in Paragraph (5). of such desire and intention. Farmor shall have thirty (30) days after receipt of such notice within which to notify Farmee, at its address hereinbefore given, whether or not Farmor elects to take over such Well. Farmor shall have the right to take over any such Well by paying Farmee the net salvage value of all materials in or associated with such Well, less the calculated estimated costs and expenses of plugging back such Well to a shallower geologic zone of interest to Farmor, provided, however, Farmor shall not be required to make payment therefore or be permitted to take over such Well until Farmor shall have approved or accepted title to the Well. If Farmor fails or neglects to so notify Farmee at its address hereinabove given of such election within said thirty (30) day period it shall be deemed that Farmor does not elect to take over the Well. If Farmor elects not to take over such Well, Farmee shall plug and abandon said Well and shall, within a reasonable time thereafter, remove all material and debris placed on the Acreage by Farmee and restore the associated Well Acreage by filling and leveling the slush pits, plugging the Wells according to the rules and regulations of the West Virginia Department of Environmental Protection or the Pennsylvania Department of Environmental Protection, all at the risk, cost and expense of Farmee or convey such Wells to a third party which conveyance shall be approved in writing by Farmor prior to the delivery thereof. Upon the election of Farmor to take over any Well and the delivery of the requisite payment, if any, Farmee shall deliver unto Farmor a proper assignment of the Well and its associated Earned Acreage, warranting the same to be free and clear of all liens, claims, clouds and encumbrances caused, suffered or created by, through or under Farmee. Further, Farmee shall not surrender any Earned Acreage without first offering to reassign such Acreage to Farmor.

        Nothing herein contained, expressed or implied, shall ever be construed as relieving Farmee from any of its obligations under this Agreement.

(12). Rules and Regulations

        Farmee agrees to conform to the laws of the State of West Virginia and the Commonwealth of Pennsylvania, whichever the case may be, and to the rules and regulations of all governmental agencies having jurisdiction, over the location, spacing, drilling, operation, abandoning and plugging of Wells, the control of water, gas or oil therein, and to the production of oil and gas.

(13). Insurance

        Farmee, at all times during the life of this Agreement, shall comply with all applicable Federal and State Workman's Compensation Act or Acts and shall carry and maintain the types and amounts of insurance usual and customary in the industry.

        No recitation of any amount or amounts herein shall be construed, in any manner, to limit Farmee's liability under this Agreement.

(14). Arbitration

        Any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in the City of Akron, State of Ohio, in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association. The award rendered by the arbitrator shall be final and conclusive. The expense of arbitration shall be borne by the parties equally.

(15). Waivers

        The failure of Farmor to seek redress for violations of or to insist upon the strict performance of any covenant or condition of the Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.

(16). Assignability

        It is understood that this Agreement shall be binding upon the parties hereto, their successors and assigns; provided, however, that this contract, the Acreage, nor Farmee's interest in any Well drilled pursuant to this Agreement may not be assigned in whole or in part by Farmee without Farmor's written consent thereto, and further provided that any assignment hereafter executed shall specifically refer to and be made subject to the terms and conditions hereof. Farmor agrees not to unreasonably withhold its consent.

        Notwithstanding anything herein to the contrary, it is understood that Farmor's consent is not required should Farmee assign its interest in the Acreage or the Well or the Wells to an affiliate of Farmee. However, such assignment shall be made subject to this Agreement.

(17). Entire Agreement

        The terms of this Agreement constitute the entire contract of the parties and there are no agreements, undertakings, obligations, promises, assurances or conditions, whether precedent or otherwise except those specifically set forth in this Agreement.

(18). Headings for Convenience

        The paragraph headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

(19). Counterparts

        This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

(20). Applicable Law

        Notwithstanding the place where this Agreement may be executed by any of the parties hereto, it is expressly agreed that all terms and provisions hereof shall be construed under the laws of the State of Ohio.

WITNESS:	FARMOR:
NORTH COAST ENERGY, LLC
	By:	Wendy Staatmann President
WITNESS:	FARMEE:
EXCO APPALACHIA, INC.
By:
Its:

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FORM OF NORTH COAST—EXCO DEEP RIGHTS FARMOUT AGREEMENT
WITNESSETH